                                                                   EXHIBIT 99(B)

SUPPLEMENT TO OFFERING CIRCULAR              FILED PURSUANT TO RULE 563g.5(b)(3)
20,952,381 SHARES

FIDELITY FEDERAL BANK FSB

CLASS A COMMON STOCK (par value $0.01 per share) and
CLASS C COMMON STOCK (par value $0.01 per share)

This is a Supplement to the Offering Circular of Fidelity Federal Bank, A Federal Savings Bank ("Fidelity" or the "Bank"), dated July 12, 1994 (the "Offering Circular"). Capitalized terms not otherwise defined herein have the meanings set forth in the Offering Circular. Unless otherwise indicated, all references herein are to the Offering Circular.

RESTRUCTURING AND RECAPITALIZATION

The Bank has received executed Investors' Purchase Agreements from investors with respect to 21,577,141 shares of Class A Common Stock and Class C Common Stock (the "Shares") at an aggregate purchase price of $113.3 million for estimated net proceeds after placement agency fees and other expenses of approximately $108.0 million. The Bank has entered into Bulk Sale Agreements with respect to substantially all Bulk Sale Assets referred to in the Prospectus. Approximately 10% of the aggregate purchase price payable under such agreements has been deposited into an escrow. The Bank has also entered into a definitive Deposit and Branch Sale Agreement with Home Savings of America, FSB ("Home"), providing for the sale of deposits (currently estimated at $359.3 million) and certain assets at nine branches of Fidelity at a 2.25% premium on core deposits plus the net book value of the other assets sold.

RECENT DEVELOPMENTS

SECOND QUARTER OF 1994. The following table summarizes the Bank's results for the first and second quarters of 1994 and the second quarter of 1993 and the variance between such quarters:

                                                         Three Months Ended                     Variances
                                               --------------------------------------     ----------------------
                                                                                          2nd Qtr.      2nd Qtr.
                                                                                          1994 vs.      1994 vs.
                                                  June 30,     March 31,    June 30,      1st Qtr.      2nd Qtr.
                                                   1994          1994        1993          1994          1993
                                               ------------  ------------  ----------     --------      --------
(Dollars in thousands)
Loss before Restructuring and
Recapitalization charges and expenses:
Net interest income                            $ 22,484      $ 25,406      $ 26,772      $ (2,922)     $  (4,288)
Provision for estimated loan losses(1)          (25,012)      (15,600)      (14,500)       (9,412)       (10,512)
                                               ---------     --------      --------      --------      ---------
  Net interest income (loss) after loan loss
    provision                                    (2,528)        9,806        12,272       (12,334)        (14,800)
Operating expenses                              (24,853)      (24,179)      (20,594)         (674)         (4,259)
Provision for estimated real estate losses       (2,067)       (4,300)      (16,000)        2,233          13,933
Direct costs of real estate operations, net      (3,127)       (2,057)       (4,377)       (1,070)          1,250
Other noninterest income (expense)                1,384          (400)        5,872         1,784          (4,488)
                                               --------      --------      --------      --------      ----------
Loss before Restructuring and
  Recapitalization charges and expenses and
  income tax benefit                            (31,191)      (21,130)      (22,827)      (10,061)       (8,364)
                                               ---------      --------      --------      --------      --------

J.P. MORGAN SECURITIES INC.
August 1, 1994


                                                        Three Months Ended                       Variances
                                                -------------------------------------       ----------------------
                                                                                            2nd Qtr.       2nd Qtr.
                                                                                            1994 vs.       1994 vs.
                                                June 30,         March 31,    June 30,      1st Qtr.      2nd Qtr.
                                                 1994              1994        1993         1994           1993
                                                -------          --------    --------     --------       --------
(Dollars in thousands)
Restructuring and Recapitalization
charges and expenses:
   Provision for loss on Bulk Sales(1)           (56,518)              --         --       (56,518)       (56,518)
   Provision for loss on redemption of
      Subordinated Notes                          (2,415)              --         --        (2,415)        (2,415)
   Other                                          (9,533)(2)         (646)        --        (8,887)        (9,533)
                                                ---------        --------    --------     --------       --------
Total Restructuring and Recapitalization
   charges and expenses                          (68,466)            (646)        --       (67,820)       (68,466)
                                                ---------        --------    --------     --------       --------
Loss before income tax benefit                   (99,657)         (21,776)   (22,827)      (77,881)       (76,830)
Income tax benefit                                (8,431)          (7,625)    (8,093)         (806)          (338)
                                                ---------        --------    --------     --------       --------
Net loss                                        $(91,226)        $(14,151)   (14,734)     $(77,075)       (76,492)
                                                =========        ========    =======      ========        =======

(1) The provision for loss on Bulk Sales differs from the pro forma loss on Bulk Sales before tax at March 31, 1994 of $77.1 million as presented on page 39 of the Offering Circular principally because (a) the provision for estimated loan losses for the second quarter of 1994 includes provisions associated with reserves on the Bulk Sale Assets created prior to their disposition and
    (b) to a lesser extent, because of loan principal reductions and a larger allocation of Loan and REO GVA to the Bulk Sale Assets.

(2) Includes advisory, accounting and legal fees and $2.1 million of legal settlement costs related to the dissolution of a subsidiary of the Bank that was planned in conjunction with the Restructuring and Recapitalization.

Before giving effect to costs and losses incurred in connection with the Restructuring and Recapitalization, the Bank had a loss before income tax benefit during the second quarter of 1994 of approximately $31.2 million, compared to a $21.1 million loss before income tax benefit during the first quarter of 1994. The Bank had a net loss during the second quarter of 1994, after giving effect to costs and losses incurred in connection with the Restructuring and Recapitalization and after income tax benefit, of approximately $91.2 million.

Second Quarter vs. First Quarter of 1994. The $10.1 million increase in loss before costs and losses incurred in connection with the Restructuring and Recapitalization and income tax benefit for the second quarter of 1994 as compared to the first quarter of 1994 was primarily due to (a) increased provisions for loan losses of $9.4 million;(b) decreased net interest income of $2.9 million; and (c) increased net costs of real estate operations of $1.1 million. These items were partially offset by decreased provisions for real estate losses of $2.2 million and an increase in noninterest income of $1.8 million.

Management increased the Bank's specific and general reserves for loan losses in the second quarter of 1994, which increase is reflected in an increase in loan loss provisions from $15.6 million in the first quarter of 1994 to $25.0 million in the second quarter. The Bank intends during the remainder of 1994 to sell approximately $42 million in net book value at June 30, 1994 of NPAs and other problem assets remaining after the Restructuring and Recapitalization in one or more bulk sales. A portion of the specific reserves created by these provisions would reduce or absorb potential losses to be recognized on such bulk sales. Management anticipates that a portion of GVAs created by such provisions may also reduce or absorb such potential losses. At June 30, 1994, the Bank's GVAs on a pro forma basis after giving effect to the Restructuring and Recapitalization were $60.0 million compared with $58.0 million at March 31, 1994 while its specific reserves on the same basis were $10.7 million at June 30, 1994 compared with $1.4 million at March 31, 1994. Apart from the assets held for bulk sales during the remainder of 1994, the Bank had $189 million of performing loans available for sale at June 30, 1994.

The decrease in net interest income was the result of (a) a 4.6% decline in the average level of interest earning assets, reducing interest income by $3.2 million; (b) the lag in the adjustment of loan interest rates that are tied to COFI, reducing net interest income by $0.7 million; and (c) an increase in interest expense of $0.4 million due to one additional day in the second quarter. These items were partially offset by a 4.5% decline in the average level of interest bearing liabilities, reducing interest expense by $1.4 million.

The Bank's effective tax rate decreased from 35.0% in the first quarter of 1994 to 8.5% in the second quarter of 1994 due to favorable court decisions and changes in income tax regulations and IRS revenue procedures in the first quarter and to a lesser extent in the second quarter, which reduced the Bank's previously accrued liabilities for income taxes. Additionally, tax benefits were limited to a greater extent in the second quarter by restrictions on the recognition of net operating loss carry forwards for financial reporting purposes. The Bank's effective tax rate for periods subsequent to the Restructuring and Recapitalization is expected to approximate the combined federal and state statutory rates. Due to the Recapitalization, the utilization of net operating loss carry forwards in future periods will be limited.

Second Quarter of 1994 vs. Second Quarter of 1993. The $8.4 million change in net loss before costs and losses incurred in connection with the Restructuring and Recapitalization and income tax benefit for the second quarter of 1994 as compared to the second quarter of 1993 was primarily due to (a) decreased net interest income of $4.3 million; (b) increased provisions for loan losses of $10.5 million; (c) increased operating expenses of $4.3 million; and (d) decreased other noninterest income of $4.5 million. These items were partially offset by decreased provisions for real estate losses of $13.9 million and decreased direct costs of real estate operations of $1.3 million.

ASSET QUALITY. The following table shows the delinquencies of the Bank's loan portfolio on a pro forma basis at the dates indicated(giving effect to the Bulk Sales and earthquake modifications) and the impact of the January 17, 1994 Northridge earthquake on delinquencies:

                                                                                     March 31,
                                            June 30, 1994                             1994(3)
                           -------------------------------------------------         --------
                           All Loans          Earthquake         Loans Other
                                               Affected             than
                                             Loans Only (1)      Earthquake
                                                                  Affected
                                                                   Loans
(Dollars in millions)
Delinquencies:
30-59 days                  $ 45.2             $24.2              $21.0              $59.6
60-89 days                    24.3              16.1                8.2               25.1
90+ days                      56.8              15.2(2)            41.6                5.5
                            ------             -----              -----              -----
   Total                     126.3              55.5               70.8               90.2
                            ======             =====              =====              =====

(1) Loans included in the pool of 494 loans affected by the January 17, 1994 Northridge earthquake identified in the Offering Circular ("Earthquake Affected Loans").
(2) Including $8.2 million in NPLs in the Earthquake TDR Pool, as to which $8 million in GVAs have been allocated.
(3) As of March 31, 1994, no Earthquake Affected Loan was delinquent 30 days or more.

The following table sets forth certain additional asset quality data of the Bank on a pro forma basis, giving effect to the Bulk Sales and earthquake modifications, but takes no account of the bulk sale of approximately $42 million in net book value at June 30, 1994 of NPAs and other problem assets intended for the remainder of 1994:

                                               Pro Forma
                                  ----------------------------------
                                  June 30, 1994       March 31, 1994
                                  --------------      --------------
(Dollars in millions)
NPAs                              $ 73.4              $ 25.2
NPLs(1)                             57.1                 4.3
REO                                 16.3(2)             20.9
Classified assets(3)               145.3                68.6
Criticized assets(3)(4)            302.0               305.8
Total GVA and specific
   reserves(5)                      70.7                59.4

(1) Net of interest reserve.
(2) See page 42 of Offering Circular, note (1).
(3) See "Business - Internal Asset Classifications," page 101 of the Offering Circular.
(4) Criticized assets include classified and special mention assets.
(5) NPAs, NPLs, REO, classified assets and criticized assets shown in this table are shown net of specific reserves.

NPAs on a pro forma basis increased by $48.2 million during the second quarter of 1994 as loans that were delinquent at March 31, 1994 migrated to NPA status, although the rates at which such loans migrated were slower than the rates at which delinquent loans migrated during 1993. Before giving effect to the Bulk Sales, NPAs increased from $266.3 million at March 31, 1994 to $293.6 million at June 30, 1994. The $76.7 million increase in the Bank's classified assets on a pro forma basis during the second quarter of 1994 primarily resulted from (a) the $48.2 million increase in pro forma NPAs during the quarter, and
(b) increased classifications of Earthquake Affected Loans.

ADJUSTMENTS TO RESTRUCTURING AND RECAPITALIZATION. The losses during the second quarter of 1994 described above have resulted in reduced stockholders' equity and reduced regulatory capital as of June 30, 1994. Accordingly, in order to ensure that the Bank's pro forma core capital ratio at June 30, 1994, after giving effect to the Restructuring and Recapitalization on a pro forma basis as of that date, would be at or above 5%, the Office Buildings will not be
dividended to Citadel as originally contemplated.   This will enhance the Bank's
capital by an amount equal to the net book value of such buildings ($9.5 million at June 30, 1994, including prepaid amounts). Instead, Fidelity will grant to Citadel a one-year option to purchase each Office Building for a cash purchase price equal to its book value at June 30, 1994 (the "Office Buildings Option"). Although the grant of the Office Buildings Option will not have any impact on the capital of the Bank, the exercise of such option would have such an impact to the extent the net book value of the Office Buildings at the time of exercise differs from the net book value at June 30, 1994.

Pursuant to such option, Citadel would acquire the Office Buildings subject to the leases described in the Offering Circular, except that, if the option were to be exercised more than 6 months after the Closing Date, the rental rates would be adjusted to market rentals and would be subject to OTS approval. Fidelity has agreed to finance the acquisition of the Office Buildings on market terms upon exercise by Citadel of the Office Buildings Option, subject to compliance with applicable laws, Fidelity's underwriting policies and applicable requirements of the OTS.

BULK SALES

As part of the Bulk Sale Agreement with respect to the Primary Bulk Sale (other than the Citadel Sale), Fidelity agreed to provide up to $37.5 million in loans to finance the purchase of up to $50 million in aggregate allocated price of Primary Bulk Sale Assets to be designated by the purchaser. The loans will have a maturity of 18 months from the closing date of the related Bulk Sale, will bear interest at LIBOR plus 3%, will be secured by the respective Primary Bulk Sale Assets financed thereby and, subject to certain exceptions, will be non-recourse to the purchaser. The principal amount of each loan will be no greater than 75% of the allocated purchase price of the Primary Bulk Sale Asset financed thereby.

DEPOSIT AND BRANCH SALE

Under the Deposit and Branch Sale Agreement with Home, Home has the right to reject certain of the deposits sold prior to September 19, 1994, in which case the purchase price payable by Home will be reduced proportionately. Also, the agreement remains subject to OTS approval. Management believes it is unlikely that Home will reject a material portion of the deposits sold pursuant to the agreement. However, there can be no assurance that Home will not reject all or any portion of such deposits or that the sale will otherwise be consummated.

PRO FORMA EFFECT OF THE RESTRUCTURING AND RECAPITALIZATION ON THE BANK

The following table sets forth certain unaudited consolidated historical and pro forma data of the Bank as of June 30, 1994. The consolidated pro forma financial information has been prepared as if the Restructuring and Recapitalization, modified as described in this Supplement (the "Restructuring and Recapitalization"), had been consummated on June 30, 1994. EXCEPT AS INDICATED BELOW, THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION HAS BEEN PREPARED BASED UPON THE SAME ASSUMPTIONS AND IS SUBJECT TO THE SAME QUALIFICATIONS AS THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION SET FORTH IN THE OFFERING CIRCULAR. SEE "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION." The pro forma consolidated financial information does not reflect the results of operations of the Bank since June 30, 1994, or changes in the amount or composition of the Bank's assets since June 30, 1994, or any other changes since June 30, 1994 that would adversely affect regulatory capital. Accordingly, the pro forma consolidated financial information shown below should not be construed as actual or projected as of any specific date. No assurance can be given that there have not been any changes since June 30, 1994 that would adversely affect regulatory capital. In addition, the pro forma consolidated financial information assumes that 21,577,141 shares of Class A Common Stock and Class C Common Stock are sold.


                                                                   June 30, 1994
                                                          ----------------------------
                                                          Historical       As Adjusted
                                                                            (1)(2)
                                                          ----------       -----------
(Dollars in thousands)
Stockholders' Equity(3)                                    $ 74,238          $186,209
NPLs                                                        144,746(4)         57,074
NPAs                                                        293,606(4)         73,436
Classified Assets(5)                                        458,628(4)        145,291
Loan GVA                                                     81,481(4)         60,000
NPAs to Total Assets                                           7.27%             1.99%
Classified Assets to Total Assets                             11.35%             3.93%
NPLs to Total Loans                                            4.13%             1.74%
Tangible Capital to Adjusted Total Assets(6)(8)                1.79%             5.01%
Core Capital to Adjusted Total Assets(7)(8)                    1.83%             5.04%
Core Capital to Risk-weighted Assets(7)(8)                     2.74%             7.49%(9)
Total Capital to Risk-weighted Assets(7)(8)                    5.93%             8.69%(9)

NOTES:
(1) Reflects (i) consummation of the Recapitalization, (ii) consummation of the Bulk Sales and the Deposit Sale , and (iii) redemption of the Subordinated Notes in accordance with the terms of the Settlement Agreement. There can be no assurance that, following the closing of this Offering, the Bulk Sales or the Deposit Sale will close, and the failure of either to close could have a material adverse effect on the amounts presented in this column. See "Pro Forma Consolidated Financial Information" in the Offering Circular.
(2) The following modifications were made to the assumptions utilized in deriving the pro forma consolidated financial information as set forth in the Notes to Pro Forma Consolidated Financial Information on pages 38-39 of the Offering Circular (Dollars in millions):
     1.   With respect to the Deposit Sale:
          a.      Deposits assumed to be transferred:     $359.3
          b.      Net cash required for Deposit Sale:     $351.7
     2.   With respect to the Bulk Sales:
          a.      Assumed Net Proceeds from Bulk Sales:   $358.6
          b.      Loss on Bulk Sales before tax:          $ 56.5
          c.      Loss on Bulk Sales:                     $ 51.8
          d.      Fidelity Financing                      $ 37.5
     3.   The Office Buildings will not be transferred to Citadel.
     4. A total of 21,577,141 shares of Class A Common Stock and Class C Common Stock are sold for a price of $5.25 per share, resulting in net proceeds of $108.0 million after estimated placement agent fees and expenses of $5.3 million expected to be incurred by the Bank in conjunction with this offering.
(3)  Calculated consistent with Annex B.
(4)  Does not reflect reserve for losses on the Bulk Sales.
(5) See "Business - Internal Asset Classifications," page 101 of the Offering Circular.
(6)  As defined in the OTS's minimum capital regulations, 12 C.F.R. Part 567.
(7)  As defined in the PCA, 12 C.F.R. Part 565.
(8) For purposes of these ratios, tangible, core and risk-based capital of the Bank is calculated consistent with Annex B.
(9) Upon the expiration of 60 days from the closing of the respective Bulk Sales, the Bank will no longer be required to include $69.5 million of Bulk Sale Assets in risk-weighted assets for purposes of calculating the regulatory capital ratios. See "Restructuring and Recapitalization - Restructuring - Bulk Sales." If such assets had not been included in risk-weighted assets as of June 30, 1994, the ratios of core capital to risk-weighted assets and total capital to risk-weighted assets, as adjusted to give pro forma effect to the Restructuring and Recapitalization as of such date, would have been 7.70 % and 8.95 %, respectively.